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                                                                    Exhibit 10.1

[letterhead of Allied Healthcare Products, Inc.]





October 4, 2005


Mr. Richard Setzer
1025 Phillips Road
Cincinnati, OH 45230

RE:     Offer of Employment as VP Sales & Marketing for
        Allied Healthcare Products, Inc.


Dear Rich:

     It is my privilege to present to you the following offer of employment as the VP Sales & Marketing for Allied Healthcare Products, Inc.

     Your initial bi-weekly salary will be $6,730.77, annualized at $175,000 per year. You also will be eligible for bonus compensation with a maximum disbursement of $200,000, as detailed in Attachment A. The bonus plan, as presented in Attachment A was prepared for Fiscal Year 2006. Future bonus plans will vary from this plan based on the needs of the business. Included as Attachment B, is a detailed Sales and Orders analysis underpinning the FY2006 Budget. Please feel free to call either Dan Dunn (314 268-1676) or Earl Refsland (314 268-1675) to address any questions you may have regarding Attachment B.

     Subject to approval by the Board of Directors, you will receive 30,000 shares per our 1999 Employees Incentive Stock Option Plan, included as Attachment C. Your options will be priced at the market-closing price as of the date the options are approved, which is anticipated to occur on November 17, 2005, the date of the next meeting of the Board of Directors. These options will vest at a rate of 7,500 shares on each of the following four anniversary dates of the option grant date.

     Additionally, the Company will provide you $45,000 in relocation funds. These funds will be paid upon your first day of employment and are to be spent at your sole discretion for house-hunting trips, temporary lodging, moving expenses, house selling expenses and such incidentals as may occur in the course of your move to St. Louis.

     As the Vice President of Sales & Marketing, you are entitled to the use of a full-size sedan such as a Buick LaCross or Honda Accord. The Company currently leases a Pontiac Bonneville, the lease of which may be terminated at any time, and which you may use until you have selected a replacement vehicle.

     As an executive, you will be eligible for four weeks of vacation per calendar year starting in 2006.

     Allied offers a comprehensive benefit package including medical, dental, life, AD&D, 401-k, educational financial assistance, short and long-term disability, and paid vacation. Attachment D is a summary of these benefits.


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     Attachment E (Confidentiality and Non-Competition Agreement) and Attachment
F (Code of Conduct) are documents which you will be asked to sign as a condition of employment.

     Upon acceptance of this offer, and successful completion of a pre-employment physical examination and drug screen, we anticipate you to begin full-time employment after providing an appropriate notice to your current employer. Assuming you accept this offer--which we certainly hope is the case, please inform me of your desired start date at your earliest convenience.

     As a final note, let me express how pleased we are to make an offer to an individual of your caliber. We look forward to you joining the executive team at Allied Healthcare Products, Inc. in the very near future.



Sincerely,





Eldon P. Rosentrater
VP Administration

                     Phone: 314 268-1678 o Fax: 314 771-1242